Exhibit 10.5

Execution Version

TRANSITION SERVICES AGREEMENT

by and between

HAYMAKER SERVICES, LLC

AND

KIMBELL ROYALTY PARTNERS, LP

JULY 12, 2018

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of July 12, 2018 (the “Effective Date”), is by and between Haymaker Services, LLC, a Delaware limited liability company (the “Service Provider”), and Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”.

WHEREAS, in order to ensure an orderly transition of the businesses of the Acquired Operating Companies (as defined below) to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreements (as defined below), Buyer and Service Provider have agreed to enter into this Agreement, pursuant to which Service Provider shall provide, or cause its Affiliates (as defined below) to provide, Buyer and the Acquired Companies with certain administrative and accounting services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreements. The following terms, when used in this Agreement, shall have the following meanings assigned to them:

“Accounting Referee” is defined in Section 3.5.

“Acquired Operating Companies” means Haymaker Properties, LP, a Delaware limited partnership, Haymaker Holding Company, LLC, a Delaware limited liability company, and Haymaker Greenfield, LLC, a Delaware limited liability company.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the Preamble.

“Buyer” is defined in the Preamble.

“Confidential Information” means information regarded by the disclosing Party as proprietary or confidential, including, information relating to its business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential; provided, that “Confidential Information” shall not include information that (i) becomes generally known to and available for use by the public other than as a result of the receiving Party’s (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) acts or omissions, (ii) is already demonstrably known to the receiving Party and is not subject to a legal, contractual or fiduciary obligation of confidentiality, including the obligation set forth in Section 6.10 of the Purchase Agreements, (iii) is acquired independently on a non-confidential basis from a third party other than the disclosing Party (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’), (iv) has been independently developed by the receiving Party (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) without violation of this Agreement or the use of Confidential Information, or (v) is required to be disclosed pursuant to applicable Law or a court order or decree (in which case, to the extent permitted by Law, the receiving Party shall use commercially reasonable efforts to give prior written notice to the disclosing Party of such disclosure such that the disclosing Party may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement).

“Effective Date” is defined in the Preamble.

“End Date” is defined in Section 5.1.

“Fees” is defined in Section 3.3.

“Force Majeure Events” is defined in Section 7.11.

“Governmental Authority” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable Party.

“Invoice” is defined in Section 3.3.

“Law” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Authority, statutory body or self-regulatory authority (including a national stock exchange).

“Losses” means all costs, expenses (including reasonable attorneys’, experts and consultants’ fees and expenses, court costs, and other costs of suit and reasonable costs of investigation, sampling and defense), demands, damages, suits, judgments, orders, fines, penalties, liabilities, causes of action, claims and other losses, including in connection with seeking indemnification, whether joint or several.

“Notice” is defined in Section 7.3.

“Party” and “Parties” are defined in the Preamble.

“Person” means any individual, firm, partnership, joint venture, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity.

“Purchase Agreements” means, collectively (i) that certain Securities Purchase Agreement between Buyer and Haymaker Minerals & Royalties, LLC, a Delaware limited liability company, dated as of May 28, 2018, and (ii) that certain Securities Purchase Agreement between Buyer and Haymaker Resources, LP, a Delaware limited partnership, dated as of May 28, 2018.

“Service Coordinator” is defined in Section 2.4.

“Service Provider” is defined in the Preamble.

“Service Provider Indemnified Parties” is defined in Section 4.1(a).

“Serviced Properties” means those properties owned by the Acquired Operating Companies as of the Effective Date.

“Services” is defined in Section 2.1.

“Services Fee” and “Services Fees” are defined in Section 3.1(a).

“Services Term” is defined in Section 2.6.

“Signing Fee” is defined in Section 3.1(b).

“Standard of Care” is defined in Section 2.3(a).

“Third Party” means any Person or Persons, other than any Party and its Affiliates.

“Third Party Expenses” is defined in Section 3.2.

ARTICLE II
SERVICES

2.1.                            Services. Subject to the terms and conditions of this Agreement, in exchange for the Services Fees, Buyer hereby engages Service Provider, acting directly or through its Affiliates and their respective employees, agents, consultants, contractors or Third Parties, to provide or cause to be provided, solely with respect to the Serviced Properties, the services set forth on Schedule A (the “Full Term Services”) and Schedule B (the “Short Term Services” and, together with the Full Term Services, the “Services”) in accordance with the terms of this Agreement, and Service Provider hereby accepts such engagement and agrees to perform or cause to be performed the Services consistent with the terms and conditions of this Agreement. For avoidance of doubt, nothing herein shall require Service Provider to perform any services or operations of any kind other than as set forth herein.

2.2.                            Scope of Services.

(a)                                 Except as expressly provided in Schedule A or Schedule B, (i) Service Provider shall have no authority with respect to the Serviced Properties and (ii) Service Provider shall be required to provide the Services only with respect to the Serviced Properties. Except as expressly provided in Schedule A or Schedule B and subject to Section 2.3, in providing, or causing to be provided, the Services, in no event shall Service Provider be obligated to do any of the following: (A) maintain the employment of any specific employee or hire additional employees; (B) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) or software; (C) make modifications to its existing systems or software; or (D) pay any costs related to the transfer or conversion of data of Buyer; provided, however, that unless Service Provider can reasonably continue to maintain the Standard of Care, if any employees that are engaged in the provision of Services cease working for Service Provider or are reassigned to other work by Service Provider, Service Provider shall take commercially reasonable efforts to replace such employees or otherwise to have the duties performed by such employees in connection with the Services continue to be provided, and that Service Provider shall use commercially reasonable efforts to make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software owned by or otherwise in the control of the Service Provider and used in providing the Services in working order. Service Provider shall not be required to perform Services hereunder, and shall be excused from any non-performance of such Services, that conflict with any applicable Law, contract, permit, lease, order, security instrument or policy of Service Provider or to which Service Provider is subject relating to business conduct and ethical practices.

(b)                                 Buyer acknowledges and agrees, on its behalf and on behalf of the Acquired Operating Companies, that Service Provider and those providing such Services on its behalf have, and will have, responsibilities with respect to the other businesses of Service Provider and its Affiliates and may not be dedicated full time to providing the Services.

(c)                                  At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, Third Parties and consultants) shall be construed as being independent from Buyer, and such Persons shall not be considered or deemed to be an employee of Buyer or any of its Affiliates nor entitled to any employee benefits of Buyer or any of its Affiliates as a result of this Agreement.

2.3.                            Standard of Care.

(a)                                 Service Provider shall use its reasonable best efforts to ensure that the Services to be provided hereunder (including any Services provided by a Third Party) shall be performed with the degree of care, diligence and skill as a reasonably prudent Person involved in the acquisition, development and management of mineral and royalty interests in oil and natural gas properties comparable to those of the Serviced Properties would exercise (the “Standard of Care”).

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, Service Provider does not represent or warrant the outcome or result with respect to the Services, except as expressly set forth herein.

(c)                                  BUYER ACKNOWLEDGES THAT SERVICE PROVIDER IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT SERVICE PROVIDER IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO BUYER FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE PURCHASE AGREEMENTS. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

2.4.                            Service Coordinator. Buyer and Service Provider shall nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Matthew S. Daly for Buyer and Vasilis Mouratoff for Service Provider (or their designated delegates). Unless Service Provider and Buyer otherwise agree in writing, Service Provider and Buyer agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be delivered to the Service Coordinators in accordance with Section 7.3 hereof. The Service Coordinators shall use their commercially reasonable efforts to meet as expeditiously as possible to resolve any dispute hereunder.

2.5.                            Cooperation. The Parties shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder. During the term of this Agreement and for so long as any Services are being provided with respect to the Serviced Properties by Service Provider, Service Provider and Buyer shall provide the other Party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to it and its employees, representatives, facilities and books and records to the extent reasonably necessary in order to perform the Services. Buyer hereby acknowledges that the cooperation of Buyer and the Acquired Operating Companies is essential to Service Provider’s provision of the Services hereunder and agrees that, to the extent that Service Provider’s failure to perform the Services in accordance with the terms of this Agreement, including the Standard of Care, is caused by the failure of Buyer and the Acquired Operating Companies to cooperate in provision of the Services, such failure shall be deemed waived by Buyer.

2.6.                            Remittance of Amounts Collected. To the extent Service Provider shall have charge or possession of any of Buyer’s assets in connection with the provision of the Services pursuant to this Agreement, Service Provider shall (a) hold such assets in the name and for the benefit of Buyer (or its designated Affiliates) and (b) separately maintain, and not commingle, such assets with any assets of Service Provider, Sellers or any other Person. Within five (5) Business Days of the Effective Date, Service Provider shall use its reasonable best efforts to transfer access and title to all lockbox accounts and other bank or deposit accounts used in connection with the Serviced Properties to Buyer, such that Buyer has exclusive control over and access to all such accounts; provided, that to the extent that Wells Fargo Bank, National Association does not permit the transfer of access or title of such accounts, Service Provider shall use its reasonable best efforts to work with Wells Fargo Bank, National Association to attempt to find a solution. For the avoidance of doubt, the accounts described in the preceding sentence shall include, but shall not be limited to, the accounts described on Schedule C to this Agreement.

2.7.                            Termination of Services. The obligations of Service Provider under this Agreement to provide (a) the Full Term Services shall terminate on the End Date and (b) the Short Term Services shall terminate on the date that is ninety (90) days after the Effective Date (each of (a) and (b), a “Services Term”).

ARTICLE III
FEES AND EXPENSES

3.1.                            Services Fees; Signing Fee.

(a)                                 During the applicable Services Term, Buyer shall pay to Service Provider a monthly fee with respect to each Service equal to the amount set forth next to such Service on Schedule A and Schedule B (each such fee, a “Services Fee” and, collectively, the “Services Fees”). Buyer shall remit payment to Service Provider for the applicable Services Fees for such month within five (5) days of the beginning of each month; provided, however, that if the Effective Date is other than the first day of a calendar month, then the applicable Services Fees for such month shall be remitted to Service Provider within five (5) days of the Effective Date. If the Effective Date is other than the first day of a calendar month, or if the term of this Agreement ends on any day other than the last day of a calendar month, the amount of the Services Fees that Buyer shall owe for any such month shall be prorated on a daily basis

(b)                                 Within ten (10) days of the Effective Date, Buyer shall remit a one-time payment of $600,000 to Service Provider (the “Signing Fee”) to be used by Service Provider in the retention of employees, consultants and contractors engaged by Service Provider in the provision of the Services.

3.2.                            Third Party Fees. Buyer shall reimburse Service Provider for documented out-of-pocket costs and expenses reasonably incurred by Service Provider and paid to any Third Party solely as a result of providing the Services hereunder (and not otherwise reimbursed to Service Provider, including under the Services Fees) (the “Third Party Expenses”); provided, however, that Service Provider shall not incur Third Party Expenses in excess of $25,000 during any month without the prior written consent of Buyer, and Buyer shall have no obligation to reimburse Service Provider for any such Third Party Expenses for which Buyer did not provide its prior written consent.

3.3.                            Invoicing for Third Party Fees. As soon as reasonably practicable after the end of each month, Service Provider shall provide Buyer with an invoice (each, an “Invoice”) for the preceding month reflecting (a) the Third Party Expenses incurred during such month and (b) the amount due for Taxes pursuant to Section 3.7 (collectively, the “Fees”). Buyer shall remit to Service Provider the Fees billed to it within fifteen (15) days of receipt of the applicable Invoice. By way of example, the first such Fees shall be due and payable on or before the fifteenth (15th) day after the first Invoice is received by Buyer and (ii) the last Invoice shall be due and payable on or before the fifteenth (15th) day after the last Invoice is received by Buyer. Each Invoice shall be directed to Buyer’s Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The Invoice shall set forth the Fees due in reasonable detail for the period covered by such Invoice. Upon written request, Service Provider shall promptly provide to Buyer reasonable support documentation to permit Buyer to verify the accuracy of an Invoice.

3.4.                            Objection. Except to the extent such expense or cost was previously approved by Buyer in writing (including via email), Buyer may object to any expense or cost included on an Invoice, including on the ground that the same was not a reasonable or appropriate cost incurred by Service Provider in connection with the Services; provided that such objection is made in writing to Service Provider within fifteen (15) days following the date of Buyer’s receipt of the disputed Invoice.

3.5.                            Dispute Resolution. In the event of an invoicing or payment dispute not otherwise resolved between the Service Coordinators, Buyer shall promptly notify Service Provider in writing of such disputed item and the reasons for the dispute. The Parties shall, during the fifteen (15) days after such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee’s determination of the appropriate resolution of the disputed items or amounts. Such determination shall be final and binding upon the Parties absent manifest error. The cost of such review and report shall be borne equally by each Party involved in the dispute.

3.6.                            Error Correction. Each Party shall make adjustments to charges as required to reflect the discovery of undisputed errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within three (3) months after the date of payment of the applicable Services Fees or the related Invoice, as applicable.

3.7.                            Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of Service Provider), or any increase therein, now or hereafter imposed directly or indirectly by Law, which Service Provider is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Buyer as an explicit surcharge and shall be paid by Buyer in addition to any payment to cover expenses and costs related to the Services provided. If Buyer submits to Service Provider a timely and valid resale or other exemption certificate reasonably acceptable to Service Provider and sufficient to support the exemption from any applicable Tax, then such Tax shall not be added to the Fees pursuant to Section 3.3, provided, however, that if Service Provider is ever required to pay such Tax, Buyer shall promptly reimburse Service Provider for such Tax, including any interest, penalties and attorney’s fees related thereto. The Parties shall cooperate to minimize the imposition of any Taxes.

ARTICLE IV
INDEMNIFICATION

4.1.                            Indemnification.

(a)                                 BUYER SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS SERVICE PROVIDER, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, MANAGERS, MEMBERS, PARTNERS, OFFICERS AND DIRECTORS (THE “SERVICE PROVIDER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, RELATED TO, ARISING OUT OF, OR IN CONNECTION WITH (I) ANY MATERIAL BREACH BY BUYER OF THIS AGREEMENT OR (II) THE PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OF OR LIABILITY OF BUYER OR ITS AFFILIATES (INCLUDING THE ACQUIRED OPERATING COMPANIES), ANY THIRD PARTY OR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS AND ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, BUYER’S ONLY REMEDY FOR BREACH OF THIS AGREEMENT OR GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ANY OTHER FAULT OF SERVICE PROVIDER PURSUANT TO THIS AGREEMENT SHALL BE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 5.2.

(b)                                 Buyer will have the right to control the defense of any claim for which a Service Provider Indemnified Party has a right to indemnification hereunder and shall reimburse each Service Provider Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses of one counsel for all such Service Provider Indemnified Parties (and any required local counsel, each to be selected by Service Provider) and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which such Service Provider Indemnified Party would be entitled to indemnification under the terms of the previous sentence, whether or not such Service Provider Indemnified Party is a party thereto; provided that the payment of such costs and expenses shall be made only upon delivery to Buyer of a written affirmation by such Service Provider Indemnified Party of such Person’s good faith belief that such Person has met the requirements necessary for indemnification under Section 4.1(a) and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Service Provider Indemnified Party is not entitled to be indemnified under Section 4.1(a). Buyer agrees that it will not, without the prior written consent of the applicable Service Provider Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding subject to indemnification pursuant to Section 4.1(a) (and to which such Service Provider Indemnified Party is a party) unless such settlement, compromise or consent includes an unconditional release of such Service Provider Indemnified Party from all liability arising out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of such Service Provider Indemnified Party.

(c)                                  The rights of indemnification hereunder will be in addition to any other rights and remedies any Person may have under any other agreement or instrument to which such Person is or becomes a party or is, or otherwise becomes, a beneficiary, or under any applicable Law.

(d)                                 THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST BUYER IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE SERVICE PROVIDER INDEMNIFIED PARTIES.

ARTICLE V
TERM AND TERMINATION

5.1.                            Term. The term of this Agreement shall commence on the Effective Date and end on December 31, 2018 (the “End Date”).

5.2.                            Termination. This Agreement shall terminate on the End Date unless terminated by one or more of the Parties pursuant to any of the following:

(a)                                 termination by mutual written agreement of the Parties;

(b)                                 termination by Service Provider (i) after twenty (20) Business Days following Notice by Service Provider that Buyer is in breach of the reimbursement or payment obligations set forth in this Agreement if such breach involves a good faith dispute between the Parties or (ii) immediately following Notice by Service Provider that Buyer is in breach of the reimbursement or payment obligations set forth in this Agreement if such breach does not involve a good faith dispute between the Parties;

(c)                                  termination by Service Provider if Buyer is in material breach of the terms of this Agreement (other than as set forth in clause (b) above) to the extent such breach (i) does not involve a good faith dispute between the Parties and (ii) has not been cured by Buyer within thirty (30) Business Days after Notice thereof by Service Provider;

(d)                                 termination by Buyer upon the occurrence of any gross negligence or willful misconduct of Service Provider in performing the Services resulting in material harm to Buyer, following fifteen (15) Business Days’ Notice from Buyer to Service Provider;

(e)                                  termination by Buyer if Service Provider is in material breach of the terms of this Agreement and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured within thirty (30) Business Days after Notice thereof or such longer period as is reasonably required to cure such breach, provided that Service Provider commences to cure such breach within such 30-Business Day period and uses its commercially reasonable efforts to cure such breach; or

(f)                                   termination by either Party if the other Party: (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (D) files a petition or answer in a court of competent jurisdiction seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in a proceeding of the type described in subclauses (A) through (D) of this clause (v); (F) seeks, consents or acquiesces to the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties; or (G) is liquidated and dissolved.

5.3.                            Effect of Termination. Upon any termination of this Agreement under this Article V, all rights and obligations under this Agreement shall cease except for all rights and obligations under Article IV, Article VII or that are expressly stated to survive or extend beyond a termination of this Agreement. Service Provider shall, within ninety (90) days after discontinuation or termination, to the extent reasonably practicable, deliver to Buyer all books and records in its possession arising under or relating to the Services, including copies of all books, records, contracts, receipts for deposits and all other papers or documents in its possession that pertain solely to the provision of such Services and the business of Buyer.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1.                            Representations and Warranties of Service Provider. Service Provider represents and warrants that as of the Effective Date:

(a)                                 It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

6.2.                            Representations and Warranties of Buyer. Buyer represents and warrants that as of the Effective Date:

(a)                                 It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

ARTICLE VII
OTHER PROVISIONS

7.1.                            Assignment and Binding Effect. Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon the Parties and their successors and assigns.

7.2.                            Amendments. This Agreement may be amended only in a writing signed by Buyer and Service Provider.

7.3.                            Notices. All notices, offers, acceptances, consents, requests, demands, instructions, and other communications hereunder (“Notice”) shall be in writing and shall be sufficient if delivered personally, electronic mail, commercial courier, or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the Parties at the addresses set forth below, or at such other addresses as a Party may designate to the other Party in writing. All Notices shall be effective when actually received by the Party being notified, provided that, if by email, then notices shall be effective upon the earlier of (i) an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply) and (ii) two (2) Business Days after the time it was sent.

To the Buyer:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: matt@kimbellrp.com

Attention: Matthew S. Daly

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com

Attention: Jason A. Rocha and Josh Davidson

To the Service Provider:

Haymaker Services, LLC

4601 Washington Avenue, Suite 220

Houston, Texas 77007

Attention: Vasilis M. Mouratoff

Electronic mail: vm@haymakerllc.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Email: john.pitts@kirkland.com and david.castro@kirkland.com

Attention: John D. Pitts, P.C. and David M. Castro, Jr., P.C.

7.4.                            Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

7.5.                            Waivers. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent, or other, breach by any Party.

7.6.                            Invalidity. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

7.7.                            Applicable Law. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.8.                            Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process; Limitation of Liability. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURTS, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE

JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

7.9.                            Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HERETO HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY HERETO WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION

WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.10.                     Relationship of Parties. In the performance of its services hereunder, Service Provider shall act as an independent contractor for Buyer. The Parties do not intend to create, nor shall this Agreement be construed as creating, a partnership or association that might render the Parties liable as partners. Service Provider shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax and other similar payments, if any, relating to Service Provider’s and its Affiliates’ businesses and employees, and Buyer shall not be responsible for any such amounts.

7.11.                     Force Majeure. To the extent either Party is prevented from or delayed in performing any of its obligations, other than any obligations to make payments, under this Agreement due to any act of God, fire, lightning, landslide, earthquake, flood, or other adverse weather condition; strike, lockout, or other industrial disturbance in respect of Service Provider’s employees; war, act of terrorism, military operation, or national emergency; explosions, breakage or destruction of, or accident or damage to, machinery, equipment, facilities, and the repair, maintenance, improvement, or replacement of equipment, facilities; and acts of any Governmental Authority or any similar material disruptive events outside the reasonable control of such Party (collectively, “Force Majeure Events”), if such affected Party gives notice and details of the Force Majeure Event to the other Party promptly, then the affected Party will be excused from the performance with respect to any such obligations. The affected Party shall cure any such Force Majeure Event as soon as reasonably practicable and complete, as soon as reasonably practicable, performance of its obligations under this Agreement.

7.12.                     Construction of Agreement. In construing this Agreement:

(i)                                     no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(ii)                                  no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(iii)                               examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iv)                              the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(v)                                 a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi)                              the plural shall be deemed to include the singular, and vice versa;

(vii)                           each gender shall be deemed to include the other genders; and

(viii)                        each exhibit, schedule or annex to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

7.13.                     Third Party Beneficiaries. Except for the rights to indemnification set forth in Section 4.1, this Agreement is solely for the benefit of the Parties and does not confer on any third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

7.14.                     Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

7.15.                     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Affiliates of any Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

7.16.                     Confidential Information.

(a)                                 Service Provider shall hold in strict confidence any Confidential Information it receives from Buyer or on its behalf and may not disclose any Confidential Information to any Person, and Buyer shall hold in strict confidence any Confidential Information it receives from Service Provider or on its behalf and may not disclose any Confidential Information to any Person, except in each case for disclosures (a) to comply with applicable Laws, (b) to such Party’s Affiliates, officers, directors, employees, consultants, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions substantially similar to the provisions of this Section 7.16, (c) by Service Provider (and its Affiliates’ and any of their respective officers’, directors’ or employees’), on a confidential basis, regarding the underlying investment with respect to the Acquired Operating Companies and the acquisition or disposition of the Acquired Operating Companies in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners, or (d) to such Party’s existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party’s own purposes), provided, however, that such Party shall be responsible for such Person’s use and disclosure of any such information. Notwithstanding anything to the contrary, nothing shall prevent Service Provider (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses.

(b)                                 Upon termination of this Agreement for any reason, Service Provider shall, and shall cause its respective employees and representatives to, at Service Provider’s election in its sole discretion, (i) promptly return to Buyer all Confidential Information, including all copies thereof, in its possession or control or (ii) destroy or purge its own system and files of any such Confidential Information (to the extent practicable); provided, however, that Service Provider may retain copies of such Confidential Information to the extent necessary to comply with its record retention policies with such retained copies remaining subject to the restrictions on Confidential Information contained herein for the duration of such retention.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:	/s/ R. Davis Ravnaas
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

[Signature Page to Transition Services Agreement]

SERVICE PROVIDER:

HAYMAKER SERVICES, LLC

By:	/s/ Vasilis Mouratoff
Name: Vasilis Mouratoff
Title: Chief Financial Officer and General Counsel

[Signature Page to Transition Services Agreement]

SCHEDULE A

Full Term Services & Services Fees

Services Fee: $175,000 per month.

Full Term Services:

Revenue Management Team Support

1.              Provide a list of all wells, including the well name, purchaser well number, accounting well number, state, county, reservoir and accounting cost center.  Update this list monthly.

2.              Provide a list of all current purchasers and owner numbers. Provide a monthly list of any new purchasers with owner numbers.  Indicate which purchasers are subject to summary bookings versus line-by-line booking.

3.              Create (scanned PDFs) or provide digital copies of check stub detail for all checks received containing revenue of the Serviced Properties.

4.              Provide Buyer check stub line-by-line detail revenue that is identifiable by well and production date. This detail should include the following:

a.              Gross and net volumes

b.              Gross and net value

c.               Severance taxes

d.              Other deductions

e.               Net revenue

5.              Reconcile the net of all checks processed in the accounting sub-ledger to the total of corresponding month’s bank deposits.

6.              All revenue entry for a calendar month’s deposits shall be completed within 40 days after the end of a calendar month.

7.              Assistance and cooperation with transitioning check processing on a gradual basis to OGBS.

8.              Provide digital copies of division orders and all other land related documents, and support to familiarize Buyer with the sources and organization of the underlying files.

SCHEDULE B

Short Term Services & Services Fees

Services Fee: $250,000 per month.

Short Term Services:

1.              Accounting Reserve and Executive team support of transition post-Closing.

2.              Accounting, Reserve and Executive team support of Q2 2018 financial statements.

3.              Assistance and support related to pro forma financials.

4.              Assistance with tax matters in connection with Buyer’s election to be taxed as a C-corporation, as needed.